Filed Pursuant to Rule 424(b)(3)
                                                       Registration No.333-39787

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED NOVEMBER 13, 1997)




                                    TEL-SAVE
                                        HOLDINGS, INC.


                        $300,000,000 AGGREGATE PRINCIPAL
                          AMOUNT OF 4 1/2% CONVERTIBLE
                           SUBORDINATED NOTES DUE 2002



                                12,185,834 SHARES
                                 OF COMMON STOCK




     This Prospectus Supplement and the accompanying Prospectus relate to the offer and sale from time to time by the holders named herein and therein or by their transferees, pledgees, donees, or successors (collectively, the "Selling Holders") of up to $300,000,000 aggregate principal amount of 4 1/2% Convertible Subordinated Notes due 2002 (the "Notes") of Tel-Save Holdings, Inc. (the "Company") and up to 12,185,834 shares of common stock, par value $.01 per share, of the Company (the "Common Stock"), issuable upon the conversion of the Notes in full (the "Shares" and, together with the Notes, the "Securities"). The Company will receive no part of the proceeds of the sales made under this Prospectus Supplement or the accompanying Prospectus. On January 20, 1998, the last reported sale price for the Common Stock on the Nasdaq National Market was $26 3/16.

                                ----------------

     PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER "RISK FACTORS" BEGINNING ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS.

                                ----------------

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURI-
        TIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON
          THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTA-
                   TION TO THE CONTRARY IS A CRIMINAL OFFENSE.








           The date of this Prospectus Supplement is January 22, 1998.

     The information in this Prospectus Supplement is qualified in its entirety by the more detailed information and consolidated financial statements and notes thereto appearing or incorporated by reference in the accompanying Prospectus. Prior to making an investment decision with respect to the Securities offered by this Prospectus Supplement and the accompanying Prospectus, prospective investors should consider carefully the information contained and incorporated by reference in this Prospectus Supplement and the accompanying Prospectus.

     Capitalized terms used herein and not defined have the meaning assigned to them in the accompanying Prospectus.



                                 SELLING HOLDERS


     The following table supplements the table appearing on pages 38 and 39 of the accompanying Prospectus and sets forth information with respect to Selling Holders not identified in the accompanying Prospectus. The name of each Selling Holder identified below is accompanied by the amount of Notes beneficially owned by such Selling Holder that may be offered pursuant to this Prospectus Supplement and the accompanying Prospectus. Such information was obtained from the Selling Holders between December 24, 1997 and the date hereof unless otherwise noted. The Shares into which the Notes are convertible are also offered pursuant to this Prospectus Supplement and the accompanying Prospectus, and the formula for conversion is set forth in the accompanying Prospectus under "DESCRIPTION OF THE NOTES -- Conversion." To the Company's knowledge, except as noted below, none of the Selling Holders identified below has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates. Because the Selling Holders may offer all or some portion of the Notes or Shares issuable upon conversion thereof pursuant to this Prospectus Supplement and the accompanying Prospectus, no estimate can be given as to the amount of the Notes or Shares issuable upon conversion thereof that will be held by the Selling Holders upon termination of any such sales. In addition, the Selling Holders identified below may have sold, transferred or otherwise disposed of all or a portion of their Notes, since the date on which they provided the information regarding the Notes, in transactions exempt from the registration requirements of the Securities Act.





                                                                                         PRINCIPAL
                                                                      PRINCIPAL          AMOUNT OF
                                                                   AMOUNT OF NOTES     NOTES COVERED
                                                                    BENEFICIALLY          BY THIS
                      SELLING HOLDER NAME                               OWNED           PROSPECTUS
----------------------------------------------------------------   -----------------   --------------
AAM/Zazove Institutional Income Fund, L.P.(5) ..................      $   300,000      $   300,000
Aim Charter  ...................................................      $13,000,000      $13,000,000
Aim VI Growth and Income .......................................      $ 2,000,000      $ 2,000,000
American Bible Society(1)   ....................................      $ 1,000,000      $ 1,000,000
Arkansas PERS(2)   .............................................      $ 1,265,000      $ 1,265,000
BancAmerica Robertson Stephens(5) ..............................      $ 1,000,000      $ 1,000,000
BTI - Bankers Trust International(1) ...........................      $ 9,000,000      $ 9,000,000
BZW Securities Limited(1)   ....................................      $ 6,500,000      $ 6,500,000
Continental Assurance
 Company on behalf of its Separate Account (E)(1)   ............      $ 2,600,000      $ 2,600,000
Continental Casualty Company(1)   ..............................      $ 3,900,000      $ 3,900,000
Delaware PERS(2)   .............................................      $ 1,100,000      $ 1,100,000
Deutsche Morgan Grenfell, Inc.(3) ..............................      $ 8,305,000      $ 8,305,000
D.E. Shaw Investments, L.P.(2) .................................      $ 1,400,000      $ 1,400,000
D.E. Shaw Portfolios International, L.L.C.(2) ..................      $ 1,150,000      $ 1,150,000
D.E. Shaw Securities, L.P.(2)  .................................      $ 3,150,000      $ 3,150,000
Donaldson, Lufkin & Jenrette Sec. Corp. ........................      $11,000,000      $11,000,000
Forest Fulcrum Fund L.P. .......................................      $   530,000      $   530,000
Forest Global Convertible Fund Series A-5(1)  ..................      $   450,000      $   450,000
Forest Investment Management L.P. ..............................      $    95,000      $    95,000
Gleneagles Fund Company  .......................................      $   500,000      $    500,00
Hawaiian Airlines Pension Plan -- IAM(2)   .....................      $   100,000      $   100,000
Hawaiian Airlines Pension Plan for Salaried Employees(2)  ......      $    25,000      $    25,000

                                                                                   PRINCIPAL
                                                                PRINCIPAL          AMOUNT OF
                                                             AMOUNT OF NOTES     NOTES COVERED
                                                              BENEFICIALLY          BY THIS
                   SELLING HOLDER NAME                            OWNED           PROSPECTUS
----------------------------------------------------------   -----------------   --------------
ICI America Holdings(2)  .................................      $   450,000      $   450,000
Kapiolani Medical Center(2) ..............................      $   225,000      $   225,000
MainStay Convertible Fund(5)   ...........................      $  3,500,00      $ 3,500,000
MainStay Strategic Value Fund  ...........................      $   500,000      $   500,000
Massachusetts Mutual Life Insurance Company(1)   .........      $ 4,700,000      $ 4,700,000
MassMutual Corporate Investors(1) ........................      $ 1,000,000      $ 1,000,000
MassMutual Corporate Value Partners Limited(1)   .........      $ 1,000,000      $ 1,000,000
MassMutual High Yield Partners LLC(1)   ..................      $ 3,000,000      $ 3,000,000
MassMutual Participation Investors(1)   ..................      $   500,000      $   500,000
Merrill Lynch Pierce Fenner & Smith Inc.(2)   ............      $ 1,700,000      $ 1,700,000
Nalco Chemical Retirement(2)   ...........................      $   210,000      $   210,000
NATWEST Securities Limited(2)  ...........................      $35,800,000      $35,800,000
Orrington International Fund Limited(1) ..................      $   350,000      $   350,000
Orrington Investments L.P.(1)  ...........................      $   650,000      $   650,000
Palladin Overseas Fund Limited ...........................      $   250,000      $   250,000
Palladin Partners I L.P. .................................      $   250,000      $   250,000
Paloma Securities L.L.C.(2) ..............................      $ 1,550.000      $ 1,550,000
PRIM Board(2)   ..........................................      $ 1,725,000      $ 1,725,000
Q Investments, L.P.   ....................................      $ 3,450,000      $ 3,450,000
Retirement Plan for Pilots of Hawaiian Airlines(2)  ......      $   150,000      $   150,000
R2 Investments, LDC   ....................................      $ 2,050,000      $ 2,050,000
Shepherd Investments International Ltd.(1) ...............      $25,800,000      $25,800,000
Silverton International Fund Limited(2) ..................      $   800,000      $   800,000
Smith Barney Inc.(6)  ....................................      $27,121,000      $27,121,000
Societe Generale Securities Corp.(1) .....................      $ 5,750,000      $ 5,750,000
Spruce Partners, L.P.(1) .................................      $   500,000      $   500,000
Starvest Discretionary(2)   ..............................      $   500,000      $   500,000
State of Oregon Equity(2)   ..............................      $ 4,500,000      $ 4,500,000
Tribeca Investments, L.L.C. ..............................      $ 6,000,000      $ 6,000,000
Worldwide Transactions Limited(4) ........................      $    74,000      $    74,000
ZENECA Holdings(2) .......................................      $   450,000      $   450,000


----------

(1) Information was provided by the Selling Holder prior to December 4, 1997.


(2) Information was provided by the Selling Holder between December 4, 1997 and December 23, 1997.


(3) Deutsche Morgan Grenfell, Inc. and its affiliated companies and/or individuals may, from time to time, own, have positions in, or options in the Company's securities and also may perform advisory services and/or have lending or other credit relationships with the Company. Specifically, Deutsche Morgan Grenfell, Inc. was an Initial Purchaser of the Notes.


(4) The Prospectus  dated November 13, 1997  incorrectly  identified the Selling
    Holder  of  these  Notes  as  Carlson   Capital,   L.P.  and  not  Worldwide
    Transactions Limited.

(5) The Notes listed here are in addition to those listed in the Prospectus dated November 13, 1997.

(6) Salamon Brothers Inc., which merged with Smith Barney Inc. in December 1997, was an Initial Purchaser of the Notes and has provided advisory services for, and had credit relationships with, the Company.


     The foregoing list of Selling Holders, and the list of Selling Holders pages 38 and 39 of the accompanying Prospectus, may not include holders of additional aggregate principal amount of Notes which have been registered for future sale under the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus are parts. Additional Selling Holders will be identified, together with the amount of Securities to be offered by such holders, in one or more additional supplements to the accompanying Prospectus. Any such supplement will be circulated with the accompanying Prospectus and will be deemed to be a part thereof as of the date of such supplement. Only the Selling Holders listed in the accompanying Prospectus or any supplement thereto, including this Prospectus Supplement, (or the transferees, pledgees or donees of such Selling Holders, or their successors) will be entitled to offer their Securities by means of the accompanying Prospectus, as supplemented from time to time.

======================================  ======================================
     NO DEALER,  SALESPERSON  OR OTHER
INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE
ANY   INFORMATION   OR  TO  MAKE   ANY
REPRESENTATIONS   OTHER   THAN   THOSE
CONTAINED   IN  OR   INCORPORATED   BY
REFERENCE   IN  THIS   PROSPECTUS   IN     $300,000,000 AGGREGATE PRINCIPAL
CONNECTION  WITH THE OFFERING  MADE BY       AMOUNT OF 4 1/2% CONVERTIBLE
THIS PROSPECTUS AND, IF GIVEN OR MADE,        SUBORDINATED NOTES DUE 2002
SUCH  INFORMATION  OR  REPRESENTATIONS
MUST NOT BE RELIED UPON AS HAVING BEEN
AUTHORIZED  BY THE  COMPANY  OR ANY OF
ITS AGENTS.  NEITHER  THE  DELIVERY OF
THIS  PROSPECTUS  NOR  ANY  SALE  MADE
HEREUNDER     SHALL,     UNDER     ANY
CIRCUMSTANCES,  CREATE AN  IMPLICATION
THAT  THERE  HAS BEEN NO CHANGE IN THE
AFFAIRS OF THE COMPANY  SINCE THE DATE
AS OF  WHICH  INFORMATION  IS GIVEN IN
THIS PROSPECTUS.  THIS PROSPECTUS DOES
NOT    CONSTITUTE    AN    OFFER    OR
SOLICITATION    BY   ANYONE   IN   ANY             12,185,834 SHARES
JURISDICTION   IN  WHICH  THE   PERSON              OF COMMON STOCK
MAKING SUCH OFFER OR  SOLICITATION  IS
NOT  QUALIFIED  TO DO  SO  OR  TO  ANY
PERSON TO WHOM, IT IS UNLAWFUL TO MAKE
SUCH SOLICITATION.


 -------------------------------------            TEL-SAVE
           TABLE OF CONTENTS                           HOLDINGS, INC.



                                  PAGE
                                 -----
         PROSPECTUS SUPPLEMENT                --------------------------
Selling Holders  ...............  S-2            PROSPECTUS SUPPLEMENT
              PROSPECTUS                      --------------------------
Available Information  .........    2
Incorporation of Certain
   Documents by Reference  .....    3
Risk Factors  ..................    5
The Company   ..................   15
Description of Capital Stock ...   15
Description of the Notes  ......   15           Dated January 22, 1998
Book-Entry System; Delivery and
   Form  .......................   29
Certain U.S. Federal Income Tax
   Consequences  ...............   33
Use of Proceeds  ...............   37
Selling Holders  ...............   37
Plan of Distribution   .........   40
Legal Matters ..................   40
Experts ........................   40
======================================  ======================================